SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2003

TNP ENTERPRISES, INC.

(Exact name of registrant as specified in charter)

Texas	1-8847	75-1907501
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (817) 731-0099

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure

On October 28, 2003, First Choice Power, Inc. (“First Choice”), a wholly owned subsidiary of TNP Enterprises, Inc. entered into a long-term power supply agreement with Constellation Power Source (“Constellation”), a subsidiary of Constellation Energy Group, to extend and expand an existing agreement between First Choice and Constellation to supply certain of First Choice’s energy requirements. As part of the agreement, First Choice will grant a security interest in its accounts receivable to Constellation, providing First Choice with sufficient credit for its Texas operations. The new agreement will be implemented in phases. The first phase, which begins immediately, will provide First Choice with interim credit and power supply for most of First Choice’s load. The second phase is targeted to be implemented by the end of this year and would involve Constellation meeting the power supply needs of First Choice’s entire existing customer base.

The final phase, which is expected to be implemented by September 2004, would involve the creation of a special purpose entity under First Choice that would allow First Choice to separate its customer contracts and customer base from the billing and customer care operations. Billing and customer service functions would remain at First Choice. This phase would require approval of the Public Utility Commission of Texas. Constellation would have first lien over the special purpose entity.

A copy of First Choice’s press release is attached hereto as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit 99.1 – Press Release dated October 29, 2003.

Statement Regarding Forward Looking Information

The discussions in this document and the exhibit attached hereto that are not historical facts are forward looking statements, including, the ability to negotiate definitive agreements relating to the second and third phases of the proposed arrangement, and receipt of regulatory approvals described herein are based on current expectations. Actual results may differ materially. Among the factors that could cause the results to differ materially from expectations are the following: the ability of First Choice to obtain required regulatory approvals, the ability to negotiate and enter into definitive agreements relating to the transactions contemplated by the letter of intent; and other factors described from time to time in TNP Enterprises, Inc.’s reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP ENTERPRISES, INC.
(Registrant)

Date: October 29, 2003	By:	/s/ Theodore A. Babcock
Theodore A. Babcock, Chief Financial Officer

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